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Certain confidential portions of this Exhibit were omitted by means of blackout of the text (the "Mark"). This Exhibit has been filed separately with the Secretary of the Securities and Exchange Commission without the Mark pursuant to the Company's Application for Order Granting Confidential Treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.


                                                                   Exhibit 10.11

                                                                  EXECUTION COPY


                               LICENSE AGREEMENT

         This License Agreement (hereinafter referred to as the "Agreement"), effective as of December 14, 2001, (the "Effective Date"), is entered into among Farmarc N.A.N.V (Netherlands Antilles), a company incorporated and registered in the Netherlands Antilles ("Farmarc: NA.N.V.), Farmarc Netherlands B.V. (Registration No. 2807216), a company incorporated and registered in the Netherlands ("Farmarc"), Shimoda Biotech (Proprietary) Ltd., a corporation duly Organized and existing under the laws of the Republic of South Africa ("Shimoda") and Innovative Drug Delivery Systems, Inc.. a corporation duly organized and existing under the laws of the State of Delaware, U.S.A. ("IDDS"), Farmarc, Shimoda and IDDS may each be referred to as a "party" or collectively referred to as the "parties".

         WHEREAS, Shimoda is the owner of all of the issued and outstanding stock of Farmarc N.A. N.V., which is the owner of all of the issued and outstanding stock of Farmarc (Farmarc N.A. N.V. and Farmarc may be collectively referred to as the "Farmarc Companies");

         WHEREAS, Pharmacare Limited (Registration No.1898/000252/06), the holder of fifty percent of the issued and outstanding stock of Shimoda ("Pharmacare") is the licensee of certain rights from Janssen Pharmaceutica N.V. ("Janssen") pursuant to the Janssen Agreements as defined below including but not limited to know-how, access to a U.S. FDA Drug Master File pertaining to HPBCD (defined below in Paragraph 1.7) and rights to certain U.S. and foreign patents and patent applications;

         WHEREAS, pursuant to the terms of the Janssen Agreements, Shimoda (as an "affiliate" in the Janssen Agreements) is entitled to exercise the rights granted to Pharmacare under such agreements;

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         WHEREAS, IDDS desires to license from Shimoda, and Shimoda desires to license to IDDS, the Janssen Rights (defined below) and the Shimoda Rights (defined below);

         WHEREAS, Farmarc is the owner the Farmarc Rights (defined below);

         WHEREAS, IDDS desires to license from Farmarc, and Farmarc desires to license to IDDS, the Farmarc Rights; and

         WHEREAS, the parties now desire to enter into this Agreement in order to set forth their mutual understanding upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, based on the foregoing premises, the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

                             ARTICLE 1- DEFINITIONS

         For the purposes of this License Agreement, the following words and phrases shall have the following meanings:

    1.1 "Affiliate" shall mean, with respect to any Entity (as hereinafter defined), any Entity that directly or indirectly Controls, is Controlled by, or is under common Control with such Entity.

    1.2  "Control" shall mean direct or indirect control of fifty percent
(50%) or more of the voting securities of an Entity or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Entity, whether through the ownership of securities, by contract or otherwise.


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    1.3  "Entity" shall mean any corporation, association, joint venture, partnership, trust, university, business, individual, government or political subdivision thereof including an agency, or any other organization that can exercise independent legal standing.

    1.4 "Farmarc Rights" shall mean the patents and patent applications listed in Schedule A under the heading "Farmarc Rights" and all Patent Rights related thereto, and all Know-How owned, procured or licensed by Farmarc related to cyclodextrin intravenous diclofenac.

    1.5 "Initial Milestones" shall mean Shimoda's fulfillment of all of the following milestones:

         1.5.1 receipt by IDDS of the preclinical package materials set forth on
Schedule 1.5(a) hereto and assignment by Upsher-Smith Laboratories, Inc. ("Upsher-Smith") to Shimoda of all materials set forth in the agreement between Shimoda and Upsher-Smith attached hereto as Exhibit 1;

         1.5.2 receipt by IDDS of the case report forms for the Phase I and Phase II clinical trials as set forth on Schedule 1.5(b) hereto;

         1.5.3 execution of a letter agreement (the "Janssen Letter Agreement") between Janssen and IDDS substantially in the form attached hereto as Exhibit 2 which provides, among other things, Janssen's consent to the sub-sublicensing of the Janssen Rights by IDDS (x) in a Janssen Major Market, upon Janssen's approval, which shall not be unreasonably withheld; or (y) in a non-Janssen Major Market, without Janssen's approval. For the purposes of this Section,


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"Janssen Major Market" shall mean the United States, Japan, UK, France, Germany,
Italy and Spain.

         1.5.4 written evidence that the National Institute of Health ("NIH") concurs with the sublicensing to IDDS of the Janssen Rights;

         1.5.5 submission of a binding letter of authorization by Janssen to the FDA allowing IDDS to refer to Janssen's FDA-approved Drug Master File on file with the FDA which pertains to hydroxypropyl-beta-cyclodextrin ("HPBCD").

    1.6 "Janssen Agreements" shall mean those license agreements which grant to Shimoda (as Pharmacare's "Affiliate" under such agreements) the rights to the Janssen Rights which are attached hereto as Exhibits 3A, 3B and 3C, respectively, together with the side letters attached to the Janssen Agreements, attached hereto and marked as Exhibits 3D and 3E.

    1.7 "Janssen Rights" shall mean all patents and patent applications and all know-how licensed to Shimoda pursuant to the Janssen Agreements including but not limited to the Patent Rights and Know-How described in Schedule A under the heading "Janssen Rights", as well as any future rights licensed to Shimoda under the terms of Addendum 2 to the Worldwide License Agreement, as attached hereto as Exhibit 3B.

    1.8 "Know-How" shall mean all information (other than that contained in the Patent Rights) whether patentable or not (but which have not been patented) related to the Patent Rights or to the Licensed Product or Licensed Processes, including the know-how set out in Schedule A and including but not limited to processes, techniques, data, methods, compositions, trade secrets, formulations, materials, data, drawings and sketches, designs, testing and test results


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(including but not limited to toxicological, pharmacological, clinical and chemical data) and regulatory information of a like nature.

    1.9 "Licensed Process(es)" shall mean any process or method, which is covered, in whole, or in part, by a valid and unexpired claim contained in the Patent Rights in the country in which the process or method is used.

    1.10 "Licensed Product(s)" shall mean:

         1.10.1 Any product which is covered in whole or in part by a valid and unexpired claim contained in the Patent Rights in the country in which the product is made, used, leased or sold; and

         1.10.2 Any product which is used according to a method or process which is covered in whole or in part by a valid and unexpired claim contained in the Patent Rights in the country in which the method or process is used.

    1.11 "Licensed Rights" shall mean the Patent Rights and the Know-How, collectively.

    1.12 "Major Market" shall mean any of the United States, the member states of the European Union, the UK or Japan.

    1.13 "Net Sales" shall mean the amount billed, invoiced or received (whichever is first) on sales of Licensed Products or practice of Licensed Processes by or on behalf of IDDS or any of its Affiliates or sublicensees, less only the sum of the following:


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         1.13.1 Customary trade, quantity, or cash discounts and non-affiliated brokers' or agents' commissions actually allowed and taken and rebates, including but not limited to government mandated rebates;

         1.13.2 Amounts repaid or credited by reason of rejections or return; and/or

         1.13.3 Any freight or other transportation costs, insurance charges, duties, tariffs and all sales and excise taxes based directly on sales or turnover or delivery of Licensed Products or practice of the Licensed Processes produced under this Agreement.

    1.14 "Patent Rights" shall mean:

         1.14.1 All U.S. and foreign patents and patent applications set forth in Schedule A and other patent applications now in progress but not yet filed; and

         1.14.2 Any other United States and/or foreign patent applications and/or patents, together with any and all patents issuing thereon, including parent patents, continuation, divisionals and re-issue applications, re-examinations and continuation-in-part applications and any United States or foreign patents granted upon such applications, based upon inventions or improvements, modifications, variations or other applications of or to the Licensed Rights discovered by or under the direct or indirect direction of Shimoda, any and all of which shall be deemed added to Schedule A; and

         1.14.3 Any later-filed United States and/or foreign patent applications based on the patent applications and/or patents listed in Schedule A, or corresponding thereto, including any continuations, continuations-in-part, divisional, reissues, reexaminations, or extensions thereof; and


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         1.14.4 Any United States and/or foreign patents issuing from any of the foregoing.

    1.15 "Shimoda Group" shall mean Shimoda and all of its subsidiaries (including but not limited to the Farmarc Companies), collectively. For purposes of this Agreement, "subsidiary" shall mean any corporation, partnership, limited partnership, limited liability company, joint venture or other legal entity of which a Person owns directly, or indirectly, a majority of the stock or other equity interests.

    1.16 "Shimoda Rights" shall mean all rights which Shimoda has or may have in and to the Patent Rights listed in Schedule A together with all related Know-How owned, procured or licensed by Shimoda, including the Shimoda Know-How listed in Schedule A.

                     ARTICLE 2-LICENSE GRANTS; SUBLICENSES

    2.1  Shimoda Grants to IDDS.

         2.1.1 Shimoda hereby grants to IDDS during the term of this Agreement, and IDDS hereby accepts, an exclusive (subject only to the provisions of Paragraph 2.1.2, below) worldwide license in all fields of use to practice under the Shimoda Rights, and to make, have made, use, import, lease and/or sell the Licensed Products and to practice the Licensed Processes. The foregoing license grants shall be fully sublicensable and transferable by IDDS.

         2.1.2 Shimoda hereby retains an irrevocable, royalty-free right to use the technology, ideas and enhancements reflected in the Shimoda Rights solely for its own internal non-commercial research use.


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         2.1.3 Shimoda hereby grants to IDDS during the term of this Agreement and IDDS hereby accepts, an exclusive worldwide license in the field of intramuscular and Intravenous injectable formulations of pharmaceutical products containing HPBCD and diclofenac as an active ingredient to practice under the Janssen Rights and to make, have made, use, import, lease and/or sell the Licensed Products and to practice the Licensed Processes. IDDS shall have the right to sublicense its rights hereunder to the Janssen Rights (x) in a Janssen Major Market, upon Janssen's approval, which shall not be unreasonably withheld; or (y) in a non-Janssen Major Market, without Janssen's approval. For the purposes of this Section, "Janssen Major Market" shall mean the United States, Japan, UK, France, Germany, Italy and Spain.

         2.1.4 IDDS shall enter into an appropriate written agreement with each such permitted sublicensee. Within thirty (30) days after execution, IDDS shall provide Shimoda with a copy of each sublicense issued hereunder to determine IDDS's compliance with the terms of this Agreement.

    2.2 Farmarc Grant to IDDS. Farmarc hereby grants to IDDS during the term of this Agreement and IDDS hereby accepts, an exclusive, worldwide license in all fields of use to practice under the Farmarc Rights and to make, have made, use, import, lease and/or sell the Licensed Products and to practice the Licensed Processes. The foregoing license grants shall be fully sublicensable and transferable by IDDS.

    2.3 Upon termination of this Agreement other than by expiration, any and all sublicenses shall survive such termination. In the event such sublicenses survive, IDDS shall


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continue to pay royalties owed to Shimoda or Farmarc pursuant to the terms of this Agreement (other than in the event the Agreement is terminated due to a breach by Shimoda Farmarc).

                      ARTICLE 3 - COVENANTS OF THE PARTIES

    3.1  By IDDS.

         3.1.1 IDDS shall use its commercially reasonable efforts to bring Licensed Products or Licensed Processes to market through a thorough, vigorous and diligent program for exploitation of the Patent Rights and Know-How and shall continue active, diligent marketing efforts for Licensed Products or Licensed Processes throughout the life of this Agreement. IDDS shall comply with the commercialization timelines set forth in the Janssen Letter Agreement.

         3.1.2 In the event IDDS plans to pursue the acquisition of technology incorporating the use of cyclodextrins, IDDS shall first approach Shimoda with respect to such acquisition.

         3.1.3 Insurance.

               3.1.3.1 Immediately upon the execution of this agreement and for a period of three years after the completion of the relevant clinical trial, IDDS shall obtain and/or maintain, at its sole cost and expense, clinical trial insurance in the United States in amounts which are reasonable and customary in the United States pharmaceutical industry, subject always to a minimum limit of US$*** dollars per occurrence (or claim) and in aggregate annually in respect of all or any clinical trials which IDDS, its affiliates, agents or employees may undertake in respect of one or more of the Licensed Products. Such clinical trial insurance shall insure against all liability, including product liability, personal liability or physical injury.

***Represents material which has been omitted pursuant to an Application for Order Granting Confidential Treatment and filed separately with the Commission.


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               3.1.3.2 By no later than the date on which one or more of the
Licensed Product(s) are first offered for sale in any territory and for a period of five years after the expiration of the Agreement or early termination thereof, IDDS shall obtain or maintain, at its sole cost and expense, worldwide product liability insurance in amounts which are then reasonable and customary in the United States pharmaceutical industry. In respect of the foregoing, IDDS and Shimoda shall select a mutually acceptable third party knowledgeable in the United States pharmaceutical insurance industry who shall determine what amount(s) are reasonable and customary in the United States pharmaceutical industry.

               3.1.3.3 Shimoda may request of IDDS written proof of the existence of any such insurance. In the event IDDS does not provide Shimoda with written proof of the existence of the necessary insurance within 14 (fourteen) days of the appropriate request therefor, Shimoda shall be entitled to terminate this Agreement upon 15 (fifteen) days' written notice, provided, however, that during such 15 (fifteen) day period IDDS's breach has not been cured.

    3.2  By Shimoda.


         3.2.1 Shimoda shall use its best efforts to cause Pharmacare to (i) comply with its obligations under the Janssen Agreements and (ii) reasonably cooperate with Shimoda and IDDS to facilitate the relationship among Janssen, Shimoda and IDDS.

         3.2.2 Shimoda agrees that IDDS shall not have any obligation to Janssen under the Janssen Agreements or any other agreement between Shimoda (or Pharmacare) and Janssen, at any time, unless otherwise expressly agreed to in writing by IDDS and Janssen. Shimoda


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represents that the agreements attached as Exhibits 3A through 3E have not been redacted and constitute the complete agreement between Janssen and Pharmacare/Shimoda.

         3.2.3 Shimoda shall use its best efforts to fulfill the Initial Milestones as soon as reasonably practicable, but in all events no later than ninety (90) days after the Effective Date. Shimoda shall promptly notify IDDS in writing when each initial Milestone is met, and IDDS shall have fifteen (15) days in which to acknowledge in writing the fulfillment of each such Initial Milestone.

         3.2.4 Shimoda agrees that during the term of this Agreement, it shall not acquire, develop or further or assist a third party in acquiring, developing or furthering any technology or product related to nasally delivered ketamine, morphine, midazolam (other than midazolam with cyclodextrins), diclofenac or fentanyl.

         3.2.5 During the three year period commencing on the Effective Date (which three year period may be successively renewed by Shimoda and IDDS's written agreement prior to the expiration of any three year term), Shimoda shall not grant to any third party any right or license under any of Shimoda's intellectual property rights or proprietary rights involving the use of any cyclodextrin product related to pain management, anesthesia or sedation (the "New Technology") without first offering to IDDS the right to procure the same right or license upon the same terms. Shimoda shall promptly notify IDDS in writing of its intention to license or dispose of the New Technology along with a summary of the proposed terms (the "New Technology Offer") and IDDS shall have 30 days, after receipt of said New Technology Offer, to notify Shimoda in writing of its desire to negotiate a transaction with respect to such New Technology (the "Acceptance Notice"). If IDDS provides an Acceptance Notice to Shimoda,


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Shimoda and IDDS shall use their good faith and best efforts to negotiate and execute a mutually acceptable letter of intent evidencing their agreements covering such New Technology within 60 days of the Acceptance Notice. If IDDS does not provide an Acceptance Notice to Shimoda, Shimoda shall be free to license or dispose of the New Technology to a third party upon the same terms offered to IDDS. In the event that Shimoda intends to offer the New Technology to a third party upon different or more favorable terms than those offered to IDDS, Shimoda shall first offer such different terms to IDDS by providing another New Technology Offer and Shimoda and IDDS shall again begin the above procedures.

    3.3  By The Farmarc Companies and Shimoda.

         3.3.1 Each of the Farmarc Companies and Shimoda hereby covenants that during the term of this Agreement there shall be no conveyance, mortgage, pledge, lease, sale, assigment, transfer, license or other encumbrance of the Farmarc Rights involving any party other than Shimoda or IDDS.

                  ARTICLE 4- ROYALTIES AND OTHER CONSIDERATION

         In consideration for the licenses granted herein, IDDS shall make the following payments:

    4.1 A license fee to Shimoda in the amount of $*** which shall be payable in two equal installments as set forth in Sections 4.1.1 and 4.1.2, below, as follows:


         4.1.1 A non-refundable cash payment in the amount of $*** to be paid as follows: (i) upon execution of this License Agreement, $*** to Upsher-Smith on behalf of

***Represents material which has been omitted pursuant to an Application for Order Granting Confidential Treatment and filed separately with the Commission.


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Shimoda and $*** to Janssen on behalf of Shimoda; and (ii) upon the Initial
Milestones having been met, the balance of $*** to Shimoda; and

         4.1.2 Provided the Initial Milestones have been met, a cash payment to Shimoda in the amount of $*** to be paid on the earlier of: (i) within thirty (30) days of the full allowance of the first filed Investigational New Drug Application ("IND") with the United States Food and Drug Administration ("FDA") relating to the Licensed Rights; or (ii) February 28, 2002.

    4.2 Provided that the Initial Milestones have been met, other fees and expenses in cash as follows:

         4.2.1 A payment to Upsher-Smith on behalf of Shimoda in the amount of $*** which represents *** per cent (***%) of the documented expenses reasonably and actually incurred by Shimoda in connection with Shimoda's purchase of the preclinical toxicology package from Upsher-Smith, which shall be payable as follows: (i) $*** upon IDDS's receipt and approval (which shall not be unreasonably withheld) of the preclinical toxicology package from Upsher-Smith; and (ii) $*** within thirty (30) days of the full allowance of the first filed IND with the FDA relating to the Licensed Rights.

         4.2.2 To Shimoda and Farmarc (to be divided as set forth in the last sentence of this Section 4.2.2): a sum equal to two per cent (2%) of the proceeds of IDDS's initial public offering ("IPO")(which proceeds shall be net of customary offering expenses and underwriter discounts and commissions) (the "Two Percent"). The Two Percent shall be payable within thirty (30) days, of IDDS's receipt thereof; provided, however, that if the Two Percent (a) is less than $1,000,000, the sum payable pursuant to this Paragraph 4.2.2 shall be $1,000,000 or (b) is

***Represents material which has been omitted pursuant to an Application for Order Granting Confidential Treatment and filed separately with the Commission.


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greater than $2,000,000, the sum payable pursuant to this Paragraph 4.2.2 shall be $2,000,000. The Two Percent shall be payable by IDDS as follows: 75% to Shimoda and 25% to Farmarc.

    4.3 Provided that the Initial Milestones have been met, IDDS shall pay to Shimoda certain milestone payments, as follows:

         4.3.1 A cash payment in the amount of $*** within 90 days of submission of the first New Drug Application ("NDA") for a Licensed Product with the FDA, provided that IDDS has not then received a "Refuse-To-File Letter" from the FDA;

         4.3.2 A cash payment in the amount of $*** within thirty (30) days of IDDS's receipt of the first "Approvable Letter" from the FDA relating to an NDA for a Licensed Product; and

         4.3.3 A cash payment in the amount of $*** payable on the date that is one (1) year from the date of the first commercial sale by IDDS of a Licensed Product in a Major Market.

         4.3.4 Shimoda shall have the right, but not the obligation, to elect to receive the payments described in paragraphs 4.3.1 through 4.3.3 in equity as promptly as practicable after the applicable milestone payment accrues, subject to the negotiation and execution of definitive documentation in form and substance reasonably satisfactory to each of Shimoda and IDDS and in compliance with applicable securities laws. Shimoda shall make such election by providing written notice thereof to IDDS. In the event that Shimoda elects to receive any such payment in equity, Shimoda shall be entitled to receive a number of shares of Common Stock of IDDS equal to the quotient determined by dividing $*** by one of the following: (i) if the

***Represents material which has been omitted pursuant to an Application for Order Granting Confidential Treatment and filed separately with the Commission.


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consummation of IDDS's IPO occurs on or prior to the date on which the applicable milestone payment has accrued, the offering price per share of Common Stock sold in IDDS's IPO or (ii) if the consummation of IDDS's IPO occurs after the date on which the applicable milestone payment has accrued, the price per share of Common Stock as determined in good faith by the board of directors of IDDS (the "Board") following consultation with an independent third-party appraiser or investment bank selected by the Board and approved by Shimoda.

         4.4 Subject to all of the terms and conditions of this Agreement, IDDS shall pay to Shimoda and Farmarc royalties as set forth below. *** percent (***%) of all royalties due shall be paid to Shimoda, and *** percent (***%) of all royalties due shall be paid to Farmarc.

         4.4.1 On a country by country basis, a royalty equal to *** percent (***%) of Net Sales in said country.

         4.4.2 On a country by country basis and for a period of fifteen (15) years from the Effective Date, a royalty of *** percent (***%) of the sales revenue with regard to products and processes covered by the Know-How. For the purposes of this agreement, "sales revenue" shall mean the amount billed, invoiced or received (whichever is first) on products and processes covered by the Know-How by or on behalf of IDDS or any of its Affiliates or sublicensees, less only the sum of the following: (a) customary trade, quantity, or cash discounts and non-affiliated brokers' or agents' commissions actually allowed and taken and rebates, including but not limited to government mandated rebates;
(b) amounts repaid or credited by reason of rejections or return; and/or (c) any freight or other transportation costs, insurance charges, duties, tariffs

***Represents material which has been omitted pursuant to an Application for Order Granting Confidential Treatment and filed separately with the Commission.


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and all sales and excise taxes based directly on sales or turnover or delivery such products or processes

    4.5 The royalties payable to Shimoda and Farmarc hereunder are inclusive of all royalties which may be due and payable to any third party with respect to the technology licensed hereunder, and the payment of any and all such royalties which may be owed to third parties shall be the sole responsibility of Shimoda and Farmarc.

    4.6  There shall be no multiple or double counting of any royalties.
Each sale of any one Licensed Product or sale based on the performance of a Licensed Process shall be subject to at most one royalty payment chosen from the foregoing paragraphs, regardless of whether such Licensed Product or Licensed Process is, or shall be, covered by more than one valid and unexpired claim contained in the Patent Rights or is also considered Know-How. Therefore, the maximum royalty possible on any given sale is *** (***%) whether sold by IDDS or an Affiliate or subllcensee.

    4.7 In the event that a Licensed Product is sold in the form of a combination product containing one or more products or technologies which are themselves not a Licensed Product or Licensed Process, the Net Sales for such combination product shall be calculated by multiplying the sales price of such combination product by the fraction A/(A+B) where A is the invoice price of the Licensed Product (except that in the case of a sale to an Affiliate, A shall be the Fair Market Value of the Licensed Product) and B is the total invoice price of the other products or technologies (except that in the case of a sale to an Affiliate, B shall be the Fair Market Value of the other products or technologies). In the case of a combination product which includes one or more Licensed Products, the Net Sales for such combination product upon which the royalty due

***Represents material which has been omitted pursuant to an Application for Order Granting Confidential Treatment and filed separately with the Commission.


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to Shimoda is based shall not be less than the normal aggregate Net Sales for such Licensed Product.

    4.8 Royalty payments and any payments made pursuant to Paragraph 4.4 of this Agreement shall be paid in United States dollars in New York, New York or at such other place as Shimoda or Farmarc may reasonably designate consistent with the laws and regulations controlling in any foreign country. Any withholding taxes which IDDS, its Affiliates or any sublicensee shall be required by law to withhold on remittance of the royalty payments shall be deducted from such royalty payment to Shimoda and Farmarc. IDDS shall furnish Shimoda and Farmarc with the original copies of all official receipts for such taxes. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at Citibank, N.A. (or such applicable successor entity) in New York, New York on the last business day of the calendar quarter to which such royalty payments relate.

    4.9 Royalties payable to Shimoda and Farmarc hereunder shall be paid quarter-annually in arrears, commencing at the end of the calendar quarter during which IDDS first receives income from the sale of Licensed Product.

    4.10 To the extent that IDDS, a sublicensee or any Affiliate of IDDS is required to obtain in any jurisdiction any license from a third party (specifically including but not limited to Janssen) in order to practice the rights purported to be granted to IDDS by Shimoda and Farmarc hereunder, then IDDS may deduct all costs and expenses related to procuring and maintaining such license and participating in all related court proceedings, including attorneys' fees, from royalty payments due hereunder, provided that in no event shall the aggregate royalties payable


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to Shimoda or Farmarc in any quarterly period be reduced by more than fifty per cent (50%) as a result of any such deduction, provided further that any excess deduction remaining as a result of such limitation may be carried forward to subsequent periods. In the event IDDS is required to procure a license from Janssen, the foregoing 50% cap on the reduction in royalties shall not apply.

                         ARTICLE 5- REPORTS AND RECORDS

    5.1 IDDS shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to Shimoda and Farmarc by way of royalty as aforesaid. Said books of account shall be kept at IDDS's principal place of business and the supporting data shall be open for inspection up to twice per year, upon reasonable notice to IDDS, for two (2) years following the end of the calendar year to which they pertain by Shimoda (on behalf of itself and Farmarc) through Shimoda's internal audit division or by another designated auditor selected by Shimoda, except one to whom IDDS has reasonable objection, for the purpose of verifying IDDS's royalty payments hereunder. If an inspection shows an under reporting or underpayment in excess of the greater of fifty thousand dollars ($50,000) or two percent (2%) of royalties payable for any twelve (12) month period, then IDDS shall pay to Shimoda and/or Farmarc, as appropriate, the royalties due and shall reimburse Shimoda or Farmarc for the cost of the inspection at the time IDDS pays the unreported royalties, including any late charges as required by paragraph 5.4 of this Agreement. All payments required under this Article 5 shall be due within sixty (60) days of the date Shimoda provides IDDS notice of the payment due.

    5.2 Within sixty (60) days from the end of each calendar quarter. IDDS shall deliver to Farmarc and Shimoda complete and accurate reports, giving such particulars of the business


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conducted by IDDS, its sublicensees and Affiliates during the preceding quarter under this License Agreement as shall be pertinent to a royalty accounting hereunder. These reports shall include at least the following:

         5.2.1 All Licensed Products and Licensed Processes used, leased or sold, by or for IDDS, its sublicensees and Affiliates (including the number of units sold).

         5.2.2 Total amounts invoiced for Licensed Products and Licensed Processes used, leased or sold, by or for IDDS, its sublicensees or its Affiliates.

         5.2.3 Deductions applicable in computing Net Sales.

         5.2.4 Total royalties due based on Net Sales by or for IDDS, its sublicensees and Affiliates.

         5.2.5 Names and addresses of all sublicensees and Affiliates of IDDS.

         5.2.6 On an annual basis, IDDS's year-end audited financial statements.

    5.3 With each such quarterly report submitted, IDDS shall pay to Shimoda and Farmarc the royalties due and payable under this Agreement. If no royalties shall be due, IDDS shall not be required to make a report pursuant to this Article 5.

    5.4 Amounts which are not paid when due and which are not the subject of a bona fide dispute shall accrue interest from the due date until paid, at a rate equal to the then prevailing prime rate of Citibank, N.A. (or such applicable successor entity), plus two percent (2%).


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    5.5  IDDS agrees to forward to Shimoda annually a copy of any report that is in substance similar to the report required by this Article 5, received from any sublicensee and other documents received from any sublicensee as Shimoda may reasonably request, as may be pertinent to an accounting of royalties.

    5.6 Shimoda may provide such reports delivered by IDDS pursuant to this Article 5 to its licensors and affiliates as required by its contractual obligations, but otherwise agrees to hold (and shall cause its licensors and affiliates to hold) in confidence each report delivered by IDDS pursuant to this
Article 5 as Confidential Information pursuant to Article 17 herein.

                 ARTICLE 6 - PATENT PROSECUTION AND MAINTENANCE

    6.1 IDDS shall diligently prosecute and maintain the Patent Rights, including, but not limited to, the filing of patent applications which may be required, utilizing such patent counsel chosen by IDDS but who shall be reasonably acceptable to Shimoda and Farmarc. IDDS agrees to keep Shimoda and Farmarc reasonably well informed with respect to the status and progress of any such applications, prosecutions and maintenance activities and shall consult in good faith with Shimoda and Farmarc with respect thereto. Each of Shimoda, Farmarc and IDDS agree to provide reasonable cooperation to each other to facilitate the application and prosecution of patents pursuant to this Agreement. Other than in connection with Paragraph 6.2 herein, IDDS shall reimburse Shimoda and/or Farmarc or pay patent counsel directly for all future reasonable out-of-pocket expenses incurred for the preparation, filing, prosecution and maintenance of Patent Rights within sixty (60) days from receipt by IDDS of appropriate documentation of such expenses by Shimoda or Farmarc.


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     6.2 IDDS may, in its discretion, elect to abandon any patent applications or issued patent comprising the Patent; Rights. Prior to any such abandonment, IDDS shall give Shimoda or Farmarc, as licensor as the case may be, at least sixty (60) days notice and a reasonable opportunity to take over prosecution of such Patent Rights. In such event, Shimoda or Farmarc shall have the right, but not the obligation, to commence or continue such prosecution and to maintain any such Patent Rights under its own control and at its own expense. IDDS agrees to cooperate in such activities, including execution of any assignments or other documents necessary to enable Shimoda and Farmarc to obtain and retain sole ownership and control of such Patent Rights.

                             ARTICLE 7- TERMINATION

     7.1 Should IDDS fail to make payment to Shimoda or Farmarc of the payments as set out in Sections 4.1, 4.2 or 4.3 or should IDDS fail to pay the royalties due in accordance with the terms of this Agreement that are not the subject of a bona fide dispute between Shimoda and IDDS, then Shimoda or Farmarc as the case may be shall have the right to terminate the rights granted by it to IDDS under this License Agreement upon sixty (60) days' written notice unless IDDS shall pay to Shimoda, within the 60-day period, all such amounts due and payable.

     7.2 Upon any material breach or defat4t of this License Agreement by Shimoda or IDDS, then Shimoda or IDDS (and not the Farmarc Companies, who shall have no such rights) shall have the right to terminate this Agreement and the rights, privileges and licenses granted hereunder in the event such breach is not cured within sixty (60) days of written notice to the breaching party of such breach.


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     7.3 Upon any material breach or default of this License Agreement by
Farmarc, IDDS shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder in the event such breach is not cured within sixty (60) days of written notice to the breaching party of such breach.

     7.4 Should (i) any of the Initial Milestones fail to be completed within ninety (90) days of the Effective Date, or (ii) the FDA reject the IND referred to in Section 4.1.2, Shimoda and Farmarc shall immediately refund all amounts which have been paid to Shimoda and Farmarc hereunder other than the Initial Payment and IDDS shall have the right to terminate this Agreement immediately upon written notice to the parties hereto.

     7.5 IDDS shall have the right at any time to terminate this Agreement in whole or as to any portion of the Licensed Rights by giving ninety (90) days notice thereof in writing to the other parties hereunder. In the event IDDS terminates this Agreement in its entirety pursuant to this Section 7.5, or if the Agreement is terminated by Shimoda for IDDS's breach, then IDDS shall assign to Shimoda (at no cost to Shimoda) all clinical information and other data developed by IDDS in furtherance of the development of Licensed Products.

     7.6 Upon termination of this Agreement for any reason, nothing herein shall be construed to release any party from any obligation that accrued prior to the effective date of such termination. Paragraphs 2.3 and 7.6 and Articles 8, 10, 11, 14 and 16 through 18 shall survive the termination or expiration of this Agreement.

     7.7 IDDS and/or any sublicensee thereof may, during the six month period immediately following termination of this Agreement, complete the manufacture of all Licensed Products in the process of manufacture at the time of such termination, and sell the same,


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provided that IDDS shall pay or cause to be paid to Shimoda and Farmarc the royalties thereon as required by Article 4 of this License Agreement and shall submit the reports required by Article 5 hereof on the sales of Licensed Products.

                    ARTICLE 8 - ARBITRATION AND GOVERNING LAW

     8.1 Except as set forth below, all disputes arising from or relating to this Agreement that are not first settled by good faith negotiations among Shirnoda, the Farmarc Companies and IDDS within 90 days from the date notice of the dispute is sent from one party to the other shall be settled before a single arbitrator (who shall be selected jointly by the disputing parties or, if such parties fail to so agree, by the American Arbitration Association) in New York, New York in accordance with the rules of the American Arbitration Association.

     8.2 Any claim, dispute, or controversy concerning the validity, enforceability, or infringement of any patent contained in the Patent Rights licensed hereunder, and all issues relating to the ownership of intellectual property rights, shall be resolved in any court having jurisdiction thereof located within the County and State of New York. Shimoda, the Farmarc Companies and IDDS hereby irrevocably consent to the venue and personal jurisdiction of such courts.

     8.3 In the event that, in any arbitration proceeding, any issue shall arise concerning the validity, enforceability, or infringement of any patent contained in the Patent Rights licensed hereunder, or relating to the ownership of intellectual property rights, the arbitrators shall, to the extent possible, resolve all issues other than validity, enforceability, infringement and intellectual property ownership. In any event, the arbitrator shall not delay the arbitration proceeding for the purpose of obtaining or permitting any party to obtain judicial resolution of such issues, unless


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an order staying the arbitration proceeding shall be entered by a court of competent jurisdiction. No party shall raise any issue concerning intellectual property rights or the validity, enforceability, or infringement of any patent contained in the Patent Rights licensed hereunder, in any proceeding to enforce any arbitration award hereunder, or in any proceeding otherwise arising out of any such arbitration award.

     8.4 The costs of such arbitration shall be borne by each of the parties in an amount proportionate to the finding of fault as determined by the arbitrator. Judgment on the arbitration award may be entered by any court of competent jurisdiction.

                    ARTICLE 9 - INFRINGEMENT AND OTHER ACTIONS

     9.1 Each of IDDS, Shimoda and Farmarc shall promptly provide written notice to IDDS, Shimoda and Farmarc of any alleged infringement by a third party of the Patent Rights and provide such other parties with any available evidence of such infringement.

     9.2 During the term of this Agreement, IDDS shall have the right, but not the obligation, to prosecute and/or defend, at its own expense and utilizing counsel of its choice, any infringement of, and/or challenge to, the Patent Rights. In furtherance of such right, Shimoda and Farmarc hereby agree that IDDS may join Shimoda and/or Farmarc as a party in any such suit, without expense to Shimoda or Farmarc. No settlement, consent judgment or other voluntary final disposition of any such suit which would adversely affect the rights of Shimoda or Farmarc may be entered into without the consent of Shimoda or Farmarc (as the case may be), which consent shall no; be unreasonably withheld.

     9.3 If, within 90 days after receiving notice of any alleged infringement, IDDS shall have been unsuccessful in persuading the alleged infringer to desist, or shall not have brought


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and shall not be diligently prosecuting an infringement action, or if IDDS shall notify Shimoda (if the alleged infringement relates to the Shimoda Rights) or Farmarc (if the alleged infringement relates to the Farmarc Rights), at any time prior thereto, of its intention not to bring suit against the alleged infringer, then, and in those events only, Shimoda or Farmarc (as the case may be) shall have the right, but not the obligation, to prosecute, at its own expense and utilizing counsel of its choice, any infringement of the Patent Right, and Shimoda or Farmarc may, for such purposes, join IDDS as a party plaintiff. The total cost of any such infringement action commenced solely by Shimoda or Farmarc shall be borne by Shimoda or Farmarc and such party shall keep any recovery or damages for infringement or otherwise derived therefrom and such shall not be applicable to any royalty obligation of IDDS.

     9.4 Any recovery of damages by IDDS, in any such suit, shall be applied first in satisfaction of any unreimbursed expenses and legal fees of IDDS relating to the suit and then to Shimoda and Farmarc for any royalties credited in accordance with paragraph 9.6 below. The balance remaining from any such recovery shall be treated as Net Sales received by IDDS in accordance with paragraph 4.1 hereof.

     9.5 In the event that a claim or suit is asserted or brought against IDDS alleging that the manufacture or sale of any Licensed Product by IDDS, an Affiliate of IDDS, or any sublicensee, or the use of such Licensed Product, infringes the proprietary rights of a third party, IDDS shall give written notice thereof to Shimoda and Farmarc. IDDS may, in its sole discretion, modify such Licensed Product to avoid such infringement and/or may settle on terms that it deems advisable in its sole discretion, subject to paragraph 9.2. Otherwise, IDDS shall have the right, but not the obligation, to defend any such claim or suit. In the event IDDS elects


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not to defend such suit, each of Shimoda and Farmarc shall have the right, but not the obligation, to do so at its sole expense.

     9.6 IDDS may credit any litigation costs incurred by IDDS in any country pursuant to this Article 10 and any amounts paid in judgment or settlement of litigation within this Article 10 against royalties thereafter payable to Shimoda or Farmarc hereunder for such country. If such aggregate amounts in such country exceed 50% of royalties payable to Shimoda or Farmarc in any year in which such costs are incurred, then the amount of such costs, expenses and amounts paid in judgment or settlement in excess of such 50% of the royalties payable shall be carried over and credited against royalty payments in future years for such country.

     9.7 In any suit to enforce and/or defend the Patent Rights pursuant to this License Agreement, the party not in control of such suit shall, at the request and expense of the controlling party, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

      ARTICLE 10 - REPRESENTATIONS AND WARRANTIES; LIMITATION OF LIABILITY

     10.1 By Shimoda.

          lO.1.1 Shimoda represents and warrants to IDDS that (i) subject only to the rights of Janssen set forth in the Janssen Agreements, Shimoda has the full power and authority to enter into this Agreement and to grant to IDDS the rights granted herein; (ii) other than the rights which are sublicensed hereunder (to which Shimoda has all rights to license), it has all right, title, and interest in and to the Licensed Rights, including exclusive, absolute, irrevocable right,


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title and interest thereto, free and clear of all liens, charges, encumbrances or other restrictions or limitations of any kind whatsoever; (iii) there are no third parry government of other consents (other than the Consents) which are or may be required for IDDS to exercise the rights granted to it herein, or other licenses, options, restrictions, liens, rights of third parties, disputes, royalty obligations, proceedings or claims (a) relating to, affecting, or limiting its rights or the rights granted to IDDS under this Agreement, or (b) which may lead to a claim of infringement or invalidity regarding, any part or all of the Licensed Rights and their use as contemplated in the underlying patent applications as presently drafted; (iv) it will, and shall use its best efforts to ensure that Pharmacare (a) fully complies with all terms and conditions of the Janssen Agreements, and (b) otherwise maintains the Janssen Agreements in full force and effect for the entire duration of their respective terms; and (v) as contemplated in the Janssen Letter Agreement, in the event Shimoda's rights from Janssen to grant the licenses hereunder are terminated or altered, Shimoda shall use its best efforts to ensure that IDDS is able to enter into a license agreement with Janssen for such rights upon terms no less favorable than the terms afforded Shimoda under the Janssen Agreements.

         10.1.2 Set forth on Schedule A is a list of all prior written publications, oral presentations and any other public disclosure of the Patent Rights and/or information covered by Know-How relating to the Shimoda Rights. Other than as set forth on Schedule A, the Licensed Rights have been kept confidential by Shimoda and have not been disclosed to any third parties other than pursuant to a valid and binding confidentiality agreement.

     10.2 By The Farmarc Companies.


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          10.2.1 The Farmarc Companies represent and warrant to IDDS that (i)
Farmarc has the full power and authority to enter into this Agreement and to grant to IDDS the rights granted herein; (ii) Farmarc has all right, title, and interest in and to the Farmarc Rights, including exclusive, absolute, irrevocable right, title and interest thereto, free and clear of all liens, charges, encumbrances or other restrictions or limitations of any kind whatsoever; and (iii) there are no third parry government or other consents which are or may be required for IDDS to exercise the rights granted to it by Farmarc herein, or other licenses, options, restrictions, liens, rights of third parties, disputes, royalty obligations, proceedings or claims (a) relating to, affecting, or limiting its rights or the rights granted by Farmarc to IDDS under this Agreement, or (b) which may lead to a claim of infringement or invalidity regarding, any part or all of the Farmarc Rights and their use as contemplated in the underlying patent applications as presently drafted.

          10.2.2 Set forth on Schedule A is a list of all prior written publications, oral presentations and any other public disclosure of the Patent Rights and/or information covered by Know-How relating to the Farmarc Rights. Other than as set forth on Schedule A, the Licensed Rights have been kept confidential by Farmarc and have not been disclosed to any third parties other than pursuant to a valid and binding confidentiality agreement.

     10.3 Except as specifically set forth herein, Shimoda and Farmarc, by this License Agreement, make no representations or warranties as to the validity and/or breadth of the inventions contained in the Patent Rights and IDDS so acknowledges.

     10.4 EXCEPT AS MAY BE EXPRESSLY PROVIDED HEREIN, SHIMODA AND FARMARC DO NOT MAKE, AND EXPRESSLY DISCLAIM, ANY WARRANTIES,


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EITHER EXPRESS OR IMPIED, ORAL OR WRITTEN, AS TO ANY MATTER WHATSOEVER,
INCLUDING MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     10.5 EXCEPT IN CONNCTION WITH THE INDEMNITIES SET FORTH HEREIN OR IN CONNECTION WITH A BREACH OF THE PARTIES' CONFIDENTIALITY OBLIGATIONS HEREIN, NO PARTY WILL BE RESPONSIBLE FOR ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL, OR SPECIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST PROFIT, ARISING PROM THE DEFAULT OR BREACH OF ITS OBLIGATIONS UNDER THIS AGREEMENT.

                             ARTICLE 11 - INDEMNITIES

     11.1 By IDDS. IDDS hereby agrees to defend, indemnify and hold Shimoda, its directors, officers, Affiliates, employees, agents, successors and assigns harmless from and against all losses, liability, demands, damages, including without limitation, expenses or losses including death, personal injury, illness or property damage arising directly or indirectly: (a) out of use by IDDS, its Affiliates or its transferees of inventions licensed or information furnished under this Agreement or (b) provided that the Patent Rights are valid and enforceable and do not infringe any third party rights, out of any use, sale or other disposition by IDDS or its transferees of Patent Rights, Licensed Products or Licensed Processes, in each case which are not the result of Shimoda's negligence or willful misconduct.

     11.2 By the Shimoda Group. The Shimoda Group hereby agrees (i) to defend, indemnify and hold IDDS, its directors, officers, Affiliates, employees, agents, successors and assigns harmless from and against all losses, liability, demands, damages, including without


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limitation, expenses or losses including death, personal injury, illness or property damage arising out of or relating to a breach of its covenants, representations and warranties set forth herein; and (ii) to defend, indemnify and hold IDDS, its directors, officers, Affiliates, employees, agents, successors and assigns harmless from and against all losses, liability, demands, damages, including without limitation, expenses or losses including death, personal injury, illness or property damage arising out of or relating to a breach by the Farmarc Companies of its representations, warranties and covenants herein.

     11.3 The foregoing indemnities shall be subject to the indemnified party providing prompt notice to the indemnifying party of any claim hereunder, and the indemnifying party's right to control the defense of such claim or action. Any of the indemnified parties shall be permitted to participate in such defense at its sole cost and expense.

                             ARTICLE 12 - ASSIGNMENT

         This Agreement shall be binding on the parties and their respective successors in interest and assigns. Neither party shall have the power to assign this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld, unless such assignment is due the merger, acquisition, change of control or other corporate reorganization of that party, provided, however, that such assignee assumes in writing the liabilities. obligations and responsibilities of the assigning party. Each party shall notify the other party in writing of such assignment.

                    ARTICLE 13 - PAYMENT OF FEES AND EXPENSES

         Each party shall be responsible for its own expenses relating to the preparation and consummation of this Agreement and the agreements and transactions contemplated hereby.


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                   ARTICLE 14 - USE OF NAMES AND PUBLICATION

         Nothing contained in this Agreement shall be construed as granting any right to any party to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of any other party or any of its units (including contraction, abbreviation or simulation of any of the foregoing) without the prior written consent of such party; provided, however, that each of the parties hereto acknowledges and agrees that IDDS may use the name of such party in various documents used by IDDS for capital raising and financing without such prior written consent where the use of such names may be required by law.

                      ARTICLE 15 - INDEPENDENT CONTRACTORS

         Nothing herein shall be deemed to establish a relationship of principal and agent between any of the parties hereto, nor any of their agents or employees for any purpose whatsoever. This Agreement shall not be construed as creating a partnership between Shimoda and IDDS, or as creating any other form of legal association or arrangement which would impose liability upon one party for the act or failure to act of any other party.

             ARTICLE 16 - PAYMENTS, NOTICES AND OTHER COMMUNICATIONS

         Any payment, notice or other communication required or permitted to be given pursuant to this Agreement shall be in writing and sent by certified first class mail, postage prepaid, by hand delivery or by facsimile if confirmed electronically, which in each case shall be effective upon receipt, at the addresses below or as otherwise designated by written notice given to the other party:


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In the case of Shimoda:

Dr. Lawrence J. Penkler
Managing Director
Shimoda Biotech (Proprietary) Ltd.
152 Cape Road
Mill Park
PO Box 27421
Green Acres 6057
Port Elizabeth, South Africa
Facsimile: 2741-373-6083

In the case of IDDS:

Dr. Leonard Firestone
Chief Executive Officer
Innovative Drug Delivery Systems, Inc.
787 Seventh Avenue, 48th Floor
New York, NY 10019
Facsimile: (212)554-4554

With a copy to:

Brobeck, Phleger & Harrison LLP
1633 Broadway, 47th Floor
New York, New York 10019
Facsimile: (212) 586-7878
Attention: Daryn A. Grossman, Esq.

In the case of Farmarc N.A. N.V.:

Ms Marguerite de Rooy
Farmarc N.A. N.V. (Netherlands Antilles)
62 De Ruyterkade
Curacao, Netherlands Antilles
Facsimile: 599-9-732-2500

With a copy to:

Mr. Darren Shur
Peregrine Corporate Advisory Services (Pty) Ltd
6A Sandown Valley Crescent
Sandown, 2196
Sandton, South Africa
Facsimile: 2711-722-7445


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In the case of Farmarc:

Anne-Marie Kuijpers
Farmarc Nederland B.V.
Strawinskylaan 1725
1077 XX Amsterdam, The Netherlands
Facsimile: 31-20-664-7557

With a copy to;

Mr. Darren Shur
Peregrine Corporate Advisory Services (Pty) Ltd
6A Sandown Valley Crescent
Sandown, 2196
Sandton, South Africa
Facsimile 2711-722-7445


                          ARTICLE 17 - CONFIDENTIALITY

     17.1 Each of the parties agrees that all business, technical and financial information, and information it obtains from any other party which is confidential or proprietary in nature is the Confidential Information of the disclosing party. Except as expressly and unambiguously allowed herein, each receiving party will hold in confidence, use such Confidential Information only in furtherance of its obligations hereunder and not disclose to any third party any Confidential Information of any other party and shall similarly bind its employees and agents in writing. A receiving party shall not be obligated under this Paragraph 17 with respect to information such receiving party can document is:

          17.1.1 received at any time from a third party lawfully in possession of same and having the right to disclose same.

          17.1.2 as of the date of this Agreement, in the public domain, or subsequently enters the public domain through no fault of the receiving party.


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          17.1.3 independently developed by the receiving party as demonstrated by written evidence without reference to information disclosed to the receiving party by the disclosing party.

          17.1.4 disclosed pursuant to the prior written approval of the disclosing party.

          17.1.5 required to be disclosed pursuant to law or legal process (including, without limitation, to a governmental authority) provided, in the case of disclosure pursuant to legal process, reasonable notice of the impending disclosure is provided to the disclosing party and such party has agreed to such disclosure in writing or has exhausted its right to contest such disclosure.

          The parties specifically agree that the terms of this Agreement shall be considered "Confidential Information" for the purposes of this Article 17.

                      ARTICLE 18 - MISCELLANEOUS PROVISIONS

     18.1 This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

     18.2 The parties hereto acknowledge that this Agreement, its schedules and exhibits, sets forth the entire agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

     18.3 The provisions of this Agreement are severable, and in the event that any provision of this License Agreement shall be determined to be invalid or unenforceable under


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any controlling body of law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

     18.4 The failure of any party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.


     18.3 The headings of the several articles are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     18.6 This Agreement will not be binding upon the parties until it has been signed below on behalf of each of the parties, in which event, it shall be effective as of the date recited on page one.

     18.7 This Agreement embodies the entire understanding of the parties and shall supersede all previous communications, representations or understandings, either oral or written, between the panics relating to the subject matter hereof.

     18.8 Each of the parties hereto shall be excused from any breach of this Agreement which is proximately caused by governmental regulation, act of war, strike, act of God or other similar circumstance normally deemed outside the control of the parties.


                REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK










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         IN WITNESS WHEREOF, the parties hereto have executed this License
Agreement, in triplicate by proper persons thereunto duly authorized.


INNOVATIVE DRUG DELIVERY                           SHIMODA BIOTECH (PROPRIETARY)
SYSTEMS, INC.                                      LTD.

By: /s/ Leonard Firestone                          By:

Name: Leonard Firestone                            Name:

Title: Chief Executive Officer                     Title:

Date: 12/14/2001                                   Date:


FARMARC NEDERLAND B.V.                             FARMARC N.A. N.V.

By:                                                By:

Name:                                              Name:

Title:                                             Title:

Date:                                              Date:


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         IN WITNESS WHEREOF, the parties hereto have executed this License
Agreement, in triplicate by proper persons thereunto duly authorized.

INNOVATIVE DRUG DELIVERY                           SHIMODA BIOTECH (PROPRIETARY)
SYSTEMS, INC.                                      LTD.

By:                                                By: /s/ D Shur

Name:                                              Name: D.L. Shur

Title:                                             Title: Director

Date:                                              Date: 14/12/2001

FARMARC NEDERLAND B.V.                             FARMARC N.A. N.V.

By:  /s/ MG Attridge                               By:  MG Attridge

Name: MG Attridge                                  Name: MG Attridge

Title: Director                                    Title: Nominee

Date: 14/12/01                                     Date: 14/12/01


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